Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 12, 2014, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tender of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

AVANIR PHARMACEUTICALS, INC.

at

$17.00 NET PER SHARE

by

BIGARADE CORPORATION

a wholly owned indirect subsidiary

of

OTSUKA PHARMACEUTICAL CO., LTD.

Bigarade Corporation, a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint-stock company organized under the laws of Japan (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Avanir Pharmaceuticals, Inc., a Delaware corporation (“Avanir”), at a purchase price of $17.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2014, and in the related Letter of Transmittal (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the “Offer”). Stockholders of record who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 12, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 1, 2014 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and Avanir. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Avanir (the “Merger”), with Avanir continuing as the surviving corporation, indirectly wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of Avanir or by Parent or Purchaser or any other direct or indirect wholly owned subsidiary of Parent or Avanir, which Shares will be canceled and extinguished, or (ii) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be canceled and converted into the right to receive $17.00 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition (each as described below). The “Minimum Condition” requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer represent at least a majority of the Shares outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The “Antitrust Condition” requires that any applicable waiting period (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. The Offer also is subject to other conditions as described in the Offer to Purchase (together with the Minimum Condition and the Antitrust Condition, the “Offer Conditions”).

The Avanir board of directors has, by a unanimous vote of those voting at a meeting at which all the directors of Avanir were present, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Avanir and Avanir’s stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that Avanir’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Avanir. The Offer, as the first step in the acquisition of Avanir, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, subject to the satisfaction or waiver of the conditions contained in the Merger Agreement to the parties’ obligations to effect the Merger, Purchaser intends to consummate the Merger as promptly as practicable following the acceptance of the Shares in the Offer. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Purchaser accepts the Shares in the Offer and the Merger is consummated, Avanir stockholders whose Shares have not been tendered in will have appraisal rights in connection with the Merger, subject to and in accordance with the DGCL (as defined below). Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. These provisions, among other things, will require delivery of notice demanding appraisal prior to the consummation of the Offer.

In the event that Parent or Purchaser acquires, as a result of the Offer or otherwise, at least a majority of the then outstanding Shares, the Merger Agreement requires the parties (subject to the satisfaction or waiver of the conditions contained in the Merger Agreement to the parties’ obligations to effect the Merger) to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Avanir, as a merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

Under the Merger Agreement, Purchaser is required to extend the Offer beyond the initial Expiration Date: (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the NASDAQ Global Select Market applicable to the Offer; (ii) in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled Expiration Date, for successive extension periods of ten business days each (or any longer period as may be approved in advance by Avanir); and (iii) if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Avanir) on one occasion unless the Merger Agreement is terminated in accordance with its terms.

Parent and Purchaser expressly reserve the right to waive any of the conditions to the Offer and to make other changes in the terms and conditions of the Offer, at any time and from time to time prior to the Expiration Date, but Parent and Purchaser cannot, without Avanir’s prior written consent (1) waive the Minimum Condition, the Antitrust Condition, or the condition that there are no legal prohibitions to the consummation of the Offer or the Merger, (2) change the form of consideration payable in the Offer, (3) decrease the Offer Price, (4) decrease the number of Shares sought in the Offer, (5) extend the Expiration Date of the Offer in any manner other than as permitted by the Merger Agreement, (6) impose conditions to the Offer that are in addition to the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer” in the Offer to Purchase or (7) amend any of the terms and conditions of the Offer in any manner adverse to the holders of Shares. Any extension, delay, termination waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Under certain limited circumstances, Parent and Purchaser are permitted to (but not obligated to) provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of at least three business days and not more than 20 business days, beginning on the next business day following the expiration of the Offer, during which stockholders may tender, but not withdraw, any of their remaining Shares and receive the Offer Price. Parent and Purchaser are not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the DGCL. If Purchaser includes a subsequent offering period, Purchaser will immediately accept and promptly pay for all Shares that were validly tendered and not validly withdrawn during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

For purposes of the Offer (including during any subsequent offering period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as summarized below (and described more fully in the Offer to Purchase) and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

In all cases (including during any subsequent offering period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) except in the case of Shares held in a book-entry/direct registration account maintained by Avanir’s transfer agent (“DRS Account”) (and not through a financial institution that is a participant in the system of the Depository Trust Company (the “DTC”)), the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at the DTC pursuant to the procedures described in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer or the tender of Shares from a DRS Account on a timely basis, such stockholder may tender such Shares pursuant to the Offer by following the procedures for guaranteed delivery, including delivery of a properly completed and duly executed notice of guaranteed delivery substantially in the form made available by Purchaser (the “Notice of Guaranteed Delivery”), described in Section 3 of the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 10, 2015. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares to be withdrawn were tendered from a DRS Account, the applicable notice of withdrawal must also specify the name and number of the DRS Account to be credited with such withdrawn Shares, and if Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as described in Section 3 of the Offer to Purchase, the applicable notice of withdrawal must also specify the name and number of the account at DTC to be credited with such withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date or during the subsequent offering period, if any (except that Shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and its determination will be final and binding, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Avanir has provided Purchaser with Avanir’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other tender offer materials to holders of Shares. Copies of the Offer to Purchase and the Letter of Transmittal, in each case of December 12, 2014, will be mailed to record holders of Shares whose names appear on Avanir’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should read both documents carefully and in their entirety before making a decision with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 825-8772

Banks and Brokers may call collect: (212) 750-5833

December 12, 2014